ALEXANDER & BALDWIN, INC.
ANNUAL INCENTIVE PLAN

AMENDMENT NO. 1

The Alexander & Baldwin, Inc. Annual Incentive Plan (the "Plan"), is hereby amended effective January 1, 2014.
1.Section V.B. of the Plan is hereby amended in its entirety to read as follows:
"B.    Bonus Pool. For each Plan Year, the Committee shall establish a bonus pool, which will be funded based on the actual level of attainment of Company Goals for that year. The Committee shall determine the formula to be used to fund the bonus pool. Subject to Committee discretion, a minimum level of achievement must be obtained for each Company Goal to fund the pool. The Committee may, in its sole discretion, increase or decrease (including to zero) the funding of the pool for any Plan Year regardless of performance. In addition, the Committee may, in its sole discretion, increase the funding of the pool for any Plan Year by up to an amount equal to the excess of (i) the bonus pool funded under the Company's One-Year Performance Improvement Incentive Plan ("PIIP") for such year over (ii) the aggregate amount of bonuses paid out to all participants in the PIIP for such year. However, the maximum bonus pool for a Plan Year shall not exceed 150% of the aggregate target bonuses for all participants for such Plan Year. The aggregate bonuses paid for a Plan Year to all participants shall not exceed the bonus pool for that year, and shall not exceed Three Million Dollars ($3,000,000)."

2.Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 29th day of July, 2014.

ALEXANDER & BALDWIN, INC.

By:	/s/ Son-Jai Paik
Its Vice President

By:	/s/ Alyson J. Nakamura
Its Secretary

DBZ/25143622.1